Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

OPAL FUELS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share, that may be issued under the OPAL Fuels Inc. 2022 Omnibus Equity Incentive Plan(2)	Rule 457 (c) and Rule 457(h)	19,811,726 (2)	$8.30 (3)	$164,437,326 (3)	$0.0001102	$18,121
Total Offering Amounts					$164,437,326		$18,121
Total Fee Offsets							-
Net Fee Due							$18,121

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the OPAL Fuels Inc. 2022 Omnibus Equity Incentive Plan (the “Equity Incentive Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2) Represents shares of Common Stock that may be issued under the Equity Incentive Plan. In general, to the extent that any awards under the Equity Incentive Plan are forfeited, cancelled or expire for any reason before being exercised or settled in full, if any awards are settled in cash or if shares issued under the Equity Incentive Plan are reacquired by the Registrant pursuant to a forfeiture provision, repurchase right or for any other reason, those shares will again become available for issuance under the Equity Incentive Plan, as will shares applied to pay the exercise or purchase price of an award or to satisfy tax withholding obligations related to any award.

(3) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant’s Class A Common Stock as reported on The Nasdaq Capital Market on September 30, 2022.